                              PETREX CORPORATION
                (Formerly Institute of Cosmetic Surgery, Inc.)

                             FINANCIAL STATEMENTS

                  For the Years Ended March 31, 2001 and 2000
                               TABLE OF CONTENTS


                                                 Page
                                                 ----

Independent Auditor's Report...................     1

Balance Sheets.................................     2

Statements of Income...........................     4

Statements of Changes in Stockholders' Equity..     5

Statements of Cash Flows.......................     6

Notes to Financial Statements..................     7

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Petrex Corporation
(Formerly Institute of Cosmetic Surgery, Inc.)


We have audited the accompanying balance sheets of Petrex Corporation (formerly Institute of Cosmetic Surgery, Inc.,) as of March 31, 2001 and 2000, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petrex Corporation (formerly Institute of Cosmetic Surgery, Inc.,) as of March 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Petrex Corporation will continue as a going concern. As discussed in Note 6 to the financial statements, under existing circumstances, there is substantial doubt about the ability of Petrex Corporation to continue as a going concern at March 31, 2001. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Bryant and Welborn, L.L.P.
------------------------------


June 26, 2001

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                                 BALANCE SHEETS

                            March 31, 2001 and 2000

Assets                              2001                 2000
                                 ----------         --------------
Current Assets
  Cash                           $    1,515         $          -0-
  Tax refund receivable                 100                    -0-
  Prepaid Legal fees                  6,100                    -0-
                                 ----------         --------------
     Total current assets             7,715                    -0-
                                 ==========         ==============

Other assets
  Organizational cost, net              -0-                    -0-
                                 ==========         ==============

                                 ----------         --------------
                                 $    7,715                    -0-
                                 ==========         ==============

                                  (continued)

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                                 BALANCE SHEETS

                            March 31, 2001 and 2000

Liabilities and Shareholders' Equity                      2001            2000
                                                       --------      ---------
Current liabilities
                                                       $    575      $   3,644
                                                       --------      ---------
                                                            575          3,644
                                                       --------      ---------

Commitments and contingencies

Shareholders' equity
  Preferred stock, no par value; 50,000,000
    shares authorized and no shares outstanding             -0-            -0-
  Common stock, par value $0.001 per share;
    75,000,000 shares authorized; 8,787,067
    and 5,186,967 shares outstanding at
    March 31, 2001 and 2000, respectively, of which
    4,747,661 are restricted at March 31, 2001            8,787          5,187
  Additional paid-in capital                            162,087        132,839
  Retained earnings (deficit)                          (163,734)      (141,670)
                                                       --------      ---------
     Total shareholders' equity                           7,140         (3,644)
                                                       --------      ---------
                                                       $  7,715            -0-
                                                       ========      =========


The accompanying notes are an integral part of these financial statements.

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                              STATEMENTS OF INCOME

                  For the Years Ended March 31, 2001 and 2000




                                     2001        2000
                                  ----------  ---------

Revenues                          $      -0-  $     -0-
                                  ----------  ---------

Expenses
 Amortization                            -0-        338
 General and administrative           22,064      6,675
                                  ----------  ---------
                                      22,064      7,013
                                  ----------  ---------

(Loss) before provision for
  income taxes                       (22,064)    (7,013)

                                         -0-        -0-
                                  ----------  ---------

Net (loss)                        $  (22,064)    (7,013)
                                  ----------  ---------


The accompanying notes are an integral part of these financial statements.

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  For the Years Ended March 31, 2001 and 2000


                                                               Accumulated
                                    Additional    Retained        Other
                            Common    Paid-In     Earnings    Comprehensive
                             Stock    Capital    (Deficit)        Income       Total
                          --------  ----------  -----------   -------------   --------

Balance - March 31, 1999    $5,187    $126,787    $(134,657)         $  -0-   $ (2,683)

Capital contributed by
  stockholders                           6,052                                   6,052

Net loss                                             (7,013)                    (7,013)
                          --------  ----------  -----------   -------------   --------

Balance - March 31, 2000     5,187     132,839     (141,670)            -0-     (3,644)

Issuance of stock            3,600      23,248                                  26,848

Capital contributed
   by stockholder                        6,000                                   6,000

Net loss                                            (22,064)                   (22,064)
                          --------  ----------  -----------   -------------   --------

                          --------  ----------  -----------   -------------   --------
                          $  8,787  $  162,087  $  (163,734)  $         -0-      7,140
                          --------  ----------  -----------   -------------   --------

The accompanying notes are an integral part of these financial statements.

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                            STATEMENTS OF CASH FLOWS

                  For the Years Ended March 31, 2001 and 2000



                                                            2001        2000
                                                          ---------   --------
Cash flows from operating activities
  Net (loss)                                              $ (22,064)  $(7,013)
  Adjustments to reconcile net (loss) to net
    cash provided by operating activities:
     Amortization                                               -0-       338
     Consulting services rendered and expenses paid
            by stockholders in exchange for stock            17,448       -0-
     (Increase) decrease in:
       Tax refund receivable                                   (100)      -0-
       Prepaid legal fees                                    (6,100)      -0-
     Increase (decrease) in:
       Accounts payable                                      (3,069)      700
       Accrued Expenses                                         -0-       (77)
                                                          ---------   -------
Net cash used by operating activities                       (13,885)   (6,052)
                                                          ---------   -------

Cash flows from financing activities
  Capital contributions by stockholders                       6,000     6,052
  Proceeds from issuance of stock                             9,400       -0-
                                                          ---------   -------
Net cash provided by financing activities                    15,400     6,052
                                                          ---------   -------


Net increase in cash and cash equivalents                     1,515       -0-
Cash and cash equivalents at beginning of year                  -0-       -0-
                                                          ---------   -------

Cash and cash equivalents at end of year                  $   1,515   $   -0-
                                                          ---------   -------


The accompanying notes are an integral part of these financial statements.

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                         NOTES TO FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies

Nature of operations - In prior years, the Company was engaged primarily in the acquisition, development, production, exploration for, and sale of oil and gas in the United States. The Company sold its oil and gas products primarily to domestic pipelines and refineries. However, the Company sold all its oil and gas properties. The Company anticipates to be engaged in the business of acquiring, developing, producing and exploring for oil and gas in the future.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents - Cash and cash equivalents include cash in banks.

Allowance for doubtful accounts - Due to the nature of the Company's business, no allowance for doubtful accounts is necessary.

Long-lived assets - Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset, and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Organization cost - Organization costs are amortized on a straight-line method over sixty months.

Income taxes - Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes.
As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Note 2 - Name Change

The Company amended its Articles of Incorporation changing its name to Petrex Corporation from Institute of Cosmetic Surgery, Inc.

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

Note 3 - Income Taxes

For the year ended March 31, 2001 and 2000, the Company had net operating loss carryforwards of $163,304 and $141,240, respectively, that may be offset against future taxable income. The tax loss carryforwards (if not used against taxable income) expire beginning in 2006 and continue through 2021. No deferred tax asset has been reported in the financial statements, however, because the Company believes there is a more likely than not chance that the carryforwards will not be used due to the likelihood that there will be insufficient future taxable income to utilize the net operating loss carryforwards. Accordingly, the $24,500 deferred tax asset resulting from the loss carryforwards has been offset by a valuation allowance of the same amount.

The provision for income taxes consists of the following:




                                     2001       2000
                                   ---------  --------

Current                            $     -0-  $    -0-
Deferred                                 -0-       -0-
                                   ---------  --------

Provision for income taxes               -0-  $    -0-
                                   ---------  --------

The following reconciles the tax provision with the expected provision obtained by applying statutory rates to pretax income:



                                          2001       2000
                                       ---------  --------
Expected tax provision (benefit)       $  (3,310)  $(1,052)
Increase in valuation allowance            3,310     1,052
                                       ---------   -------

Tax Provision                          $     -0-   $   -0-
                                       ---------   -------

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                         NOTES TO FINANCIAL STATEMENTS


Note 4 - Supplemental Disclosure of Cash Flow Information



                                                      2001     2000
                                                   ---------  -------
Supplemental schedule of noncash investing and
   financing activities:

  Common restricted stock issued in exchange
    for consulting services                        $  14,848  $   -0-
  Common restricted stock issued in exchange
     for expenses paid on behalf of the company        2,600      -0-
                                                   ---------  -------

                                                   $  17,448  $   -0-
                                                   ---------  -------

Note 5 - Related Party Transactions

During the years ended March 31, 2001, 2000 and 1999, G.W. McDonald, a stockholder and director of the Company, paid expenses and contributed cash on behalf of the Company of $26,687. During the year ended March 31, 2001, Cecil Wall, a stockholder and director of the Company, rendered consulting services to the Company and contributed cash on behalf of the Company of $20,848. According to the September 5, 2000 minutes of the Board of Directors, it was resolved that G.W. McDonald be issued 1,803,000 common restricted shares of stock and Cecil Wall be issued 1,797,200 common restricted shares of stock for expenses paid on behalf of the Company, cash contributed to the Company and for unpaid services rendered to the Company. These shares were issued out of authorized but unissued shares.

Note 6 - Going Concern

As shown in the accompanying financial statements, the Company incurred a net loss of $22,064 and $7,013 during the years ended March 31, 2001 and 2000. The Company presently has no source of revenues. Therefore, the ability of the Company to continue as a going concern is dependent on obtaining additional capital and financing. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                               PETREX CORPORATION
                 (Formerly Institute of Cosmetic Surgery, Inc.)

                         NOTES TO FINANCIAL STATEMENTS